As filed with the Securities and Exchange Commission on March 1, 2000
                                               Registration No. 333-94381
------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              ---------------

                       POST-EFFECTIVE AMENDMENT NO. 1
                                     ON

                                  FORM S-8
                                     TO
                                  FORM S-4

                           REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933*


                      NORTH FORK BANCORPORATION, INC.
           (Exact name of registrant as specified in its charter)

           DELAWARE                                     36-3154608
 (State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                      Identification No.)

                           275 BROAD HOLLOW ROAD
                          MELVILLE, NEW YORK 11747
        (Address of Principal Executive Offices including Zip Code)

          RELIANCE BANCORP, INC. 1994 INCENTIVE STOCK OPTION PLAN
   AMENDED AND RESTATED RELIANCE BANCORP, INC. 1994 STOCK OPTION PLAN FOR
       OUTSIDE DIRECTORS RELIANCE BANCORP, INC. 1996 INCENTIVE STOCK
                     OPTION PLAN AMENDED AND RESTATED
                          AS OF FEBRUARY 19, 1997
                        (Full title of the plan(s))

                         JOHN ADAM KANAS, PRESIDENT
                      NORTH FORK BANCORPORATION, INC.
                           275 BROAD HOLLOW ROAD
                          MELVILLE, NEW YORK 11747
                  (Name and address of agent for service)

                               (631) 298-5000
                (Telephone number, including area code, of
                            agent for service).


                                       CALCULATION OF REGISTRATION FEE
==============================================================================================================
      TITLE OF                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
  SECURITIES TO BE         AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
     REGISTERED            REGISTERED             SHARE                    PRICE             REGISTRATION FEE

COMMON STOCK,
$0.01 PAR VALUE**           1,369,438                N/A                     N/A                    N/A***
================================================================================================================

-------------
*      Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the procedure described herein. See "Explanatory Note."
**     As of February 11, 2000, North Fork Bancorporation, Inc. amended its Restated Certificate of Incorporation to change the par value of its common stock from $2.50 to $0.01.
***    Fee previously paid.



                              EXPLANATORY NOTE


                  North Fork Bancorporation, Inc. (the "Company") hereby amends its Registration Statement on Form S-4 (No. 333-94381), declared effective on January 11, 2000 (the "S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to up to 1,369,438 shares of common stock, $0.01 par value per share, of the Company ("Company Common Stock") issuable upon the exercise of options to acquire or receive shares of Company Common Stock pursuant to the provisions of (i) Reliance Bancorp, Inc. 1994 Incentive Stock Option Plan (the "1994 Plan"), (ii) Amended and Restated Reliance Bancorp, Inc. 1994 Stock Option Plan for Outside Directors (the "1994 Outside Director Plan") and (iii) Reliance Bancorp, Inc. 1996 Incentive Stock Option Plan Amended and Restated as of February 19, 1997 (the "1996 Plan" and together with the 1994 Plan and the 1994 Outside Director Plan, the "Reliance Stock Option Plans"), which have been assumed by the Company pursuant to the Merger Agreement defined and described below.

                  At a Special Meeting of Stockholders of Reliance Bancorp, Inc. ("Reliance"), held on February 10, 2000, Reliance's stockholders approved and adopted an Amended and Restated Agreement and Plan of Merger, dated as of August 30, 2000 (The "Merger Agreement"), between Reliance and the Company. Pursuant to the Merger Agreement, among other things, (i) Reliance merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; (ii) each share of common stock, par value $0.01 per share, of Reliance (the "Reliance Common Stock") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") was converted into 2.0 shares of Company Common Stock; and (iii) at the Effective Time, the Company assumed the Reliance Stock Option Plans (and all outstanding stock options granted thereunder).

                  Prior to the Effective Time, (i) stock options granted under the 1994 Plan related to shares of Reliance Common Stock, which shares had been registered by Reliance under a Registration Statement on Form S-8 (No. 33-81278); (ii) stock options granted under the 1994 Outside Director Plan related to Shares of Reliance Common Stock, which shares had been registered by Reliance under a Registration Statement on Form S-8 (No. 33-81278); and (iii) stock options granted under the 1996 Plan related to shares of Reliance Common Stock, which shares had been registered by Reliance Under a Registration Statement on Form S-8 (No. 333-20379).

                  This Post-Effective Amendment relates to (i) up to 227,776 shares of Company Common Stock issuable pursuant to the 1994 Plan;
(ii) up to 536,250 shares of Company Common Stock issuable pursuant to the 1994 Outside Director Plan; and (iii) up to 605,412 shares of Company Common Stock issuable pursuant to the the Amended 1996 ISO Plan. When the S-4 was filed, the Company registered 19,328,134 shares of Company Common Stock (the "S-4 Registered Shares"). The S-4 Registered Shares included that number of shares of Company Common Stock necessary to provide for the issuance at the Effective Time of Company Common Stock in exchange for all shares of Reliance Common Stock that could have been issued prior to the Effective Time upon exercise of all outstanding options to acquire Reliance Common Stock ("Reliance Options"). At the Effective Time, the Company Issued 17,120,160 shares of Company Common Stock in exchange for outstanding shares of Reliance Common Stock, and assumed outstanding Reliance Options covering a total of up to 684,719 Shares of Reliance Common Stock. No additional options will be granted after the Effective Time under the Reliance Stock Option Plans. Consequently, up to 1,369,438 shares of Company Common Stock may be issued in connection with the Company's assumption of the Reliance Stock Option Plans and the Reliance Options outstanding thereunder. The remaining 838,536 S-4 Registered Shares that were not issued at the Effective Time and that do not relate to the unexercised Reliance Options being Assumed by the Company are hereby deregistered.

                  The designation of this Post-Effective Amendment as Registration No. 333-94381-1 denotes that this Post-Effective Amendment relates only to up to 1,369,438 shares of Company Common Stock issuable upon exercise of options under the Reliance Stock Option Plans.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                  The following documents, previously filed with the SEC by North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), pursuant to the Securities Exchange Act of 1934, are incorporated by reference in this registration statement:

                  (1) North Fork's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Form 10-K");

                  (2) North Fork's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

                  (3) North Fork's Current Reports on Form 8-K filed on (a) August 16, 1999, (b) August 31, 19999, (c) October 25, 1999, (d) December
30, 1999, (e) January 12, 2000, and (f) February 1, 2000;

                  (4) The portions of North Fork's Proxy Statement for its Annual Meeting of Stockholders held on April 28, 1999 that have been incorporated by reference in the 1998 Form 10-K; and

                  (5) The description of North Fork's common stock which is contained in the registration statement filed by North Fork under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

                  All documents subsequently filed by North Fork Bancorporation, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.           DESCRIPTION OF SECURITIES.

                  Not Applicable.


ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not Applicable.


ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporate Law (the "DGCL") generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

         Subsection (a) of Section 145 of the DGCL ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections
(a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

         Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or
(c) the shareholders.

         Article 8.1 of the By-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the fullest extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

         Article 8.2 of the By-laws of the Registrant provides that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an employee or agent of the Registrant or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

         Section 102(b)(7) of the DGCL ("Section 102(b)(7)") permits the certificate of incorporation of a corporation to limit or eliminate a director's personal liability to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

         Article 10 of the Registrant's Certificate of Incorporation provides that, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7), as it now exists or may be hereinafter amended, directors shall not be liable for monetary damages in excess of $25,000 per occurrence resulting from a breach of their fiduciary duties.

         The Registrant maintains a directors' and officers' liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him in any such capacity or arising out of his status as such. The insurer's limit of liability under the policy is $25,000,000 in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.

         The Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.


ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.


ITEM 8.           EXHIBITS.

                  See Exhibit Index.


ITEM 9.           REQUIRED UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (a) (1) (i) - (ii) not applicable;

                 (iii) To include any material information with respect to
             the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) - (g)  Not Applicable.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, North Fork Bancorporation, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post Effective Amendment on Form S-8 to the Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Melville, State of New York, on this 1st day of March, 2000.


                                       NORTH FORK BANCORPORATION, INC.


                                       By:  /s/ Daniel M. Healy
                                           -----------------------
                                           Daniel M. Healy
                                           Executive Vice President
                                             and Chief Financial Officer



                             POWER OF ATTORNEY

                  We, the undersigned officers and directors of North Fork Bancorporation, Inc. hereby severally and individually constitute and appoint Daniel M. Healy, our true and lawful attorney-in-fact and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us, individually and in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and all instruments necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the SEC in connection therewith and to file the same with the SEC, and said attorney and agent to have power to act and to have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm all that the said attorneys-in-fact and agents or each of them, shall do or cause to be done by virtue hereof.

                  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE 1ST DAY OF MARCH, 2000.

     Name                                    Title
     ----                                    -----


/s/ John A. Kanas
--------------------------
John A. Kanas                     President, Chief Executive Officer and
                                  Chairman of the Board


/s/ Daniel M. Healy
--------------------------
Daniel M. Healy                   Executive Vice President and Chief Financial
                                  Officer (Principal Financial and Accounting
                                  Officer)


--------------------------
Park T. Adikes                    Director


/s/ John Bohlsen
---------------------------
John Bohlsen                      Director


/s/ Irvin L. Cherashore
---------------------------
Irvin L. Cherashore               Director


/s/ Alan C. Dickerson
---------------------------
Allan C. Dickerson                Director


/s/ Lloyd A. Gerard
---------------------------
Lloyd A. Gerard                   Director


/s/ Patrick E. Malloy, III
---------------------------
Patrick E. Malloy, III            Director


---------------------------
Raymond A. Nielsen                Director


/s/ Thomas M. O'Brien
---------------------------
Thomas M. O'Brien                 Director


---------------------------
James F. Reeve                    Director


/s/ George H. Rawsom
---------------------------
George H. Rowsom                  Director


---------------------------
Kurt R. Schmeller                 Director


---------------------------
Raymond W. Terry, Jr.             Director



                               EXHIBIT INDEX

 Exhibit
 Number              Exhibit Description
 -------             -------------------

4.1 Restated Certificate of Incorporation of North Fork Bancorporation, Inc., as amended.

4.2 Amended and Restated By-Laws of North Fork Bancorporation, Inc., as amended, effective July 28, 1992. Previously filed on Form 10-K, for the year ended December 31, 1993 dated March 9, 1994, as
                     Exhibit 3(b) and incorporated herein by reference.

5.1                  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1                 Consent of KPMG LLP, New York, N.Y.

23.5 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 hereto).

24.1 Powers of Attorney (see signature page to this Registration Statement).